DISTRIBUTION PLAN FOR CLASS B-1 SHARES
                          EVERGREEN FIXED INCOME TRUST

          Section 1. The Evergreen Fixed Income Trust (the "Trust"), individually and/or on behalf of its series, (each a "Fund"), referred to in Exhibit A to this 12b-1 Plan of Distribution (the "Plan"), may act as the distributor of certain securities of which it is the issuer pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act") according to the terms of this Plan.

         Section 2. The Trust on behalf of each Fund may expend daily amounts at an annual rate of up to 1.00% of the average daily net asset value of the Fund attributable to the Fund's Class B-1 shares (the "Shares"). Such amounts may be expended to finance any activity that is principally intended to result in the sale of Shares, including, without limitation, expenditures consisting of payments to a principal underwriter of the Fund or others as sales commissions or other compensation for services provided or to be provided ("Distribution Fees") or as reimbursement for expenses that are incurred or accrued at any time during which this Plan or any predecessor plan is in effect, together with interest on any such amounts, at rates approved by the Rule 12b-1 Trustees (as defined below) in the manner referred to below, all whether or not this Plan or any predecessor plan has been otherwise terminated, if such payment of such expenditures is for services theretofore provided or for reimbursement of expenses theretofore incurred or accrued prior to termination of this Plan or any predecessor plan in other respects and if such payment is or has been so approved by such Rule 12b-1 Trustees, or agreed to on behalf of the Fund with such approval, all subject to such specific implementation as such 12b-1 Trustees may approve; provided that, at the time any such payment is made, whether or not this Plan or any predecessor plan has been otherwise terminated, the making of such payment will not cause the limitation upon such payments set forth in the preceding sentence to be exceeded. Without limiting the generality of the foregoing, the Trust on behalf of each Fund may pay to, or on the order of, any person who has served from time to time as principal underwriter (a "Principal Underwriter") amounts for distribution services pursuant to a principal underwriting agreement or otherwise. No principal underwriting agreement or other agreement shall be an agreement related to this Plan, as referred to in Rule 12b-1 of the Securities and Exchange Commission, unless it specifically states that it is such a related agreement. Any such principal underwriting agreement may, but need not, provide that such Principal Underwriter may be paid for distribution services to Class B-1 Shares and/or other specified classes of shares of the Fund (together the "B-Class-of-Shares"), a fee which may be designated a Distribution Fee and may be paid at a rate per annum up to .75% of the average daily net asset value of

23862
                                                        -1-
such B-Class-of-Shares of the Fund and may, but need not, also provide: (i) that a Principal Underwriter will be deemed to have fully earned its "Allocable Portion" of the Distribution Fee upon the sale of the Commission Shares (as defined in the Allocation Schedule) taking into account in determining its Allocable Portion; (ii) that the Fund's obligation to pay such Principal Underwriter its Allocable Portion of the Distribution Fees shall be absolute and unconditional and shall not be subject to dispute, offset, counterclaim or any defense whatsoever (it being understood that such provision is not a waiver of the Fund's right to pursue such Principal Underwriter and enforce such claims against the assets of such Principal Underwriter other than its right to its Allocable Portion of the Distribution Fees and CDSCs (as defined below); (iii) that the Fund's obligation to pay such Principal Underwriter its Allocable Portion of the Distribution Fees shall not be changed or terminated except to the extent required by any change in applicable law, including without limitation, the 1940 Act, the Rules promulgated thereunder by the Securities and Exchange Commission and the Business Conduct Rules of the National Association of Securities Dealers, Inc., in each case enacted or promulgated after June 1995, or in connection with a "Complete Termination" (as hereinafter defined);
(iv) that the Trust on behalf of any Fund will not waive or change any contingent deferred sales charge ("CDSC") in respect of the Distributor's Allocable Portion thereof, except as provided in the Fund's prospectus or statement of additional information without the consent of the Principal Underwriter or any assignee of such Principal Underwriter's rights to its Allocable Portion; (v) that the termination of the Principal Underwriter, the principal underwriting agreement or this Plan will not terminate the Principal Underwriter's rights to its Allocable Portion of the CDSCs; and (vi) that any Principal Underwriter may assign its rights to its Allocable Portion of the Distribution Fees and CDSCs (but not such Principal Underwriter's obligations to the Fund under its principal underwriting agreement) to raise funds to make expenditures described in Section 2 above and in connection therewith, and upon receipt of notice of such assignment, the Trust on behalf of any Fund shall pay to the assignee such portion of the Principal Underwriter's Allocable Portion of the Distribution Fees and CDSCs so assigned. For purposes of such principal underwriting agreement, the term Allocable Portion of Distribution Fees as applied to any Principal Underwriter may mean the portion of the Distribution Fee allocable to Distributor Shares in accordance with the "Allocation Schedule" attached to such Principal Underwriter's principal underwriting agreement. For purposes of such principal underwriting agreement, the term Allocable Portion of CDSCs as applied to any Principal Underwriter may mean the portion of the CDSCs allocable to Distributor Shares in accordance with the Allocation Schedule attached to such Principal Underwriter's principal underwriting agreement. For purposes of such principal underwriting agreement, the term "Complete Termination" may mean a termination of this Plan involving

23862
                                                        -2-
the cessation of payments of the Distribution Fees thereunder, the cessation of payments of distribution fees pursuant to every other Rule 12b-1 plan of the Fund for every existing or future B-Class-of-Shares and the cessation of the offering by the Fund of existing or future B-Class-of-Shares, which conditions shall be deemed to be satisfied when they are first complied with and so long thereafter as they are complied with prior to the earlier of (i) the date upon which all of the B-1 Shares which are Distributor Shares pursuant to the Allocation Schedule shall have been redeemed or converted or (ii) a specified date, after either of which times such conditions need no longer be complied with. For purposes of such principal underwriting agreement, the term "B-Class-of-Shares" may mean each of the B-1 Class of Shares of a Fund, the B-2 Class of Shares of the Fund and each other class of shares of the Fund hereafter issued which would be treated as "Shares" under such Allocation Schedule or which has economic characteristics substantially similar to those of the B-1 or B-2 Classes of Shares taking into account the total sales charge, CDSC or other similar charges borne directly or indirectly by the holder of the shares of such classes. The parties may agree that the existing C Class of Shares of the Fund does not have substantially similar economic characteristics to the B-1 or B-2 Classes of Shares taking into account the total sales charge, CDSC or other similar charges borne directly or indirectly by the holder of such shares. For purposes of clarity the parties to such principal underwriting agreement may state that they intend that a new installment load class of shares which may be authorized by amendments to Rule 6(c)-10 under the 1940 Act will not be considered to be a B-Class-of-Shares if it has economic characteristics substantially similar to the economic characteristics of the existing C Class of Shares of the Fund taking into account the total sales charge, CDSC or other similar charges borne directly or indirectly by the holder of such shares. For purposes of such principal underwriting agreement, "Allocation Schedule" may mean a schedule which shall be approved by Trustees (as defined below) in connection with their required approval of such principal underwriting agreement as assigning to each principal Underwriter of Shares the portion of the total Distribution Fees payable by the Trust on behalf of each Fund under such principal underwriting agreement which has been earned by such Principal Underwriter to the extent necessary so that the continued payments thereof if such Principal Underwriter ceases to serve in that capacity does not penalize the Fund by requiring the Trust on behalf of such Fund to pay for services that have not been earned.

         Section 3. This Plan, and the specific implementation of expenditures provided for under this Plan, shall not take effect until this Plan, and such implementation, have been approved, together with any related agreements, by votes of both (a) a majority of the Board of Trustees of the Trust and (b) a majority of those Trustees of the Trust who are not "interested persons" of the Trust (as said term is defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of

23862
                                                        -3-
this Plan or any agreements of the Fund or any other person related to this Plan (the "Rule 12b-1 Trustees"), cast in person at a meeting called for the purpose of voting on this Plan or such agreements.

         Section 4. Unless sooner terminated pursuant to Section 6 hereof, this Plan shall continue in effect for a period of one year from the date it takes effect and thereafter shall continue in effect so long a such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 3 hereof, except that, if terminated except for payments provided to be made after termination of other aspects of this Plan, such payments may be made pursuant to approvals made, and or agreements approved, as provided above.

         Section 5. Any person authorized to direct the disposition of monies paid or payable by the Trust on behalf of any Fund pursuant to this Plan or any related agreement shall provide to the Trust's Board of Trustees, and the Board shall review, at least quarterly a written report of the amounts so expended and the purposes for which such expenditures were made.

         Section 6. This Plan may be terminated as to any Fund, in whole or in part, at any time by vote of a majority of the Rule 12b-1 Trustees or by vote of a majority of the outstanding Shares of such Fund, with the effects provided for in Section 2, as applicable.

         Section 7. Any agreement of the Fund related to this Plan shall be in writing, and shall provide as follows:
         (a) That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Rule 12b-1 Trustees or by a vote of a majority of the outstanding Shares of the Fund on not more than sixty days written notice to any other party to the agreement; and
         (b) That such agreement shall terminate automatically in the event of its assignment.

         Section 8. This Plan may not be amended to increase materially the amount of distribution expenses provided for in Section 2 hereof unless such amendment is approved by a vote of at least a majority (as defined by the 1940
Act) of the outstanding Shares of each Fund, and no material amendment to this Plan shall be made unless approved in the manner provided for in Section 3 hereof.







23862
                                                        -4-

::ODMA\SOFTSOL\311\LEGAL\23862\0:2/2/98

                                   EXHIBIT A



          EVERGREEN FIXED INCOME TRUST
               Long-Term Bond Funds
                    Evergreen Strategic Income Fund

               Short/Intermediate-Term Bond Fund
                    Evergreen Capital Preservation and Income Fund Evergreen Intermediate Term Bond Fund